SUBJECT COMPANY:

COMPANY DATA:
	COMPANY CONFORMED NAME:	EPOLIN, INC.
	CENTRAL INDEX KEY:
	STANDARD INDUSTRIAL CLASSIFICATION:
	IRS NUMBER:				22-2547226
	STATE OF INCORPORATION:		NJ
	FISCAL YEAR END:			1231

FILING VALUES:
	FORM TYPE:					SC 13D
	SEC ACT:
	SEC FILE NUMBER:
	FILM NUMBER:

BUSINESS ADDRESS:
	STREET 1:					358-364 ADAMS STREET
	STREET 2:
	CITY:						NEWARK
	STATE:					NJ
	ZIP:						07105
	BUSINESS PHONE:				973-465-9495

MAIL ADDRESS:
	STREET 1:					358-364 ADAMS STREET
	STREET 2:
	CITY:						NEWARK
	STATE:					NJ
	ZIP:						07105
	BUSINESS PHONE:				973-465-9495

E-MAIL ADDRESS:					LJGSMP@AOL.COM
APPLICANT IS A:					FILER
[X]							INITIAL FILER
IRS NUMBER:					13-3100474
TELEPHONE NUMBER:				914-833-0875
PERSON TO RECEIVE EDGAR
INFORMATION, INQUIRIES & CODES:		LAWRENCE J. GOLDSTEIN

PERSON TO RECEIVE SEC ACCOUNT
INFORMATION & BILLING INVOICES:		LAWRENCE J. GOLDSTEIN

SIGNATURE: 					LAWRENCE J. GOLDSTEIN
POSITION OR TITLE:				GENERAL PARTNER
DATE:							11/16/01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASINGTON, D.C.  20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934


NAME OF ISSUER:			EPOLIN, INC.
TITLE OF CLASS OF SECURITIES: COMMON STOCK,NO PAR VALUE
CUSIP NUMBER:				294276100


AUTHORIZED TO RECEIVE
NOTICES & COMMUNICATIONS:	LAWRENCE J. GOLDSTEIN
						1865 PALMER AVENUE
						LARCHMONT, NY  10538
						(914) 833-0875


DATE OF EVENT WHICH REQUIRES
FILING OF THIS STATEMENT:		NOVEMBER 16, 2001
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CUSIP NUMBER:				294276100
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1. NAME OF REPORTING PERSONS. IRS IDENTIFICATION NUMBERS:
SANTA MONICA PARTNERS LP 		13-3100474
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

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3.	SEC USE ONLY

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4.	SOURCE OF FUNDS:  WC
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5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED TO ITEMS
2(d) OR 2 (e)
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6.	CITIZONSHIP OR PLACE OF ORGANIZATION
NEW YORK
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NUMBER OF		 7.  SOLE VOTING POWER
SHARES				665,000
BENEFICIALLY	-------------------------------------------------
--------------------------------
OWENED BY		 8.  SHARE VOTING POWER
EACH					0
REPORTING		-------------------------------------------------
--------------------------------
PERSON		 9.  SOLE DISPOSITIVE POWER
					665,000
WITH			-------------------------------------------------
--------------------------------
      	10.  SHARED DISPOSITIVE POWER
      				0
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11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
     					665,000
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12.	CHECK IF THE AFFREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES
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13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.7%
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14.	TYPE OF REPORTING PERSON
      PN
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Item 1.		Security and Issuer

This Statement on Schedule 13D (this "Statement") relates to

Item 2.		Identity and Background


Item 3.		Source and Amount of Funds or Other Consideration

Item 4.		Purpose of the Transaction

Item 5.		Interest in Securities of the Issuer

Item 6.	Contracts, Arrangements, Understandings or
Relationship to Securities of the Issuer

Item 7. 	Material to be filed as Exhibits

      SIGNATURE

After reasonable inquiry and to the best of my knowledge I certify that the information set forth in this statement is correct.

November 16, 2001


      SANTA MONICA PARTNERS LP

				By: 	/s/ Lawrence J. Goldstein
		  				Lawrence J. Goldstein
							General Partner

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF
SANTA MONICA PARTNERS LP